SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549
                             ------------------

                                 FORM S-8

                           REGISTRATION STATEMENT
                                 UNDER THE
                           SECURITIES ACT OF 1933


                               NAVISITE, INC.
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           (Exact name of registrant as specified in its charter)


               Delaware                                 52-2137343
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   (State or other jurisdiction of                   (I.R.S.Employer
    incorporation or organization)                  Identification No.)


    100 Brickstone Square, Andover, Massachusetts           01810
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    (Address of Principal Executive Offices)            (Zip Code)


              NAVISITE, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN
      NAVISITE, INC. 1999 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
       NAVISITE, INC. AMENDED AND RESTATED 1998 EQUITY INCENTIVE PLAN
                                    AND
    NAVISITE, INC. AMENDED AND RESTATED 1998 DIRECTOR STOCK OPTION PLAN
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                          (Full title of the plan)


                               Joel B. Rosen
                          Chief Executive Officer
                               NaviSite, Inc.
                           100 Brickstone Square
                        Andover, Massachusetts 01810
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                  (Name and address of agent for service)

                               (978) 552-3300
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       (Telephone number, including area code, of agent for service)



                               CALCULATION OF REGISTRATION FEE
===========================================================================================
                                       Proposed maximum    Proposed maximum     Amount of
Title of securities    Amount to be     offering price        aggregate        registration
  to be registered      registered        per share         offering price         fee
-------------------------------------------------------------------------------------------
 Common stock,         3,156,368(1)        $36.56(2)       $115,396,814.00(2)
 par value $0.01         629,146(3)         $0.01                $6,291.00
 per share                73,416(3)         $0.06                $4,405.00
                         245,500(3)         $0.17               $41,735.00
                          86,826(3)         $0.34               $29,521.00
                         149,188(3)         $0.64               $95,480.00
                         153,750(3)         $1.00              $153,750.00
                          84,500(3)         $1.02               $86,190.00
                         279,250(3)         $1.28              $357,440.00
                         720,166(3)         $7.40            $5,329,228.00
                         257,750(3)        $14.00            $3,608,500.00
-------------------------------------------------------------------------------------------
       Total           5,835,860                           $125,109,354.00        $34,781
===========================================================================================

(1) Includes 50,000 shares issuable under the 1999 Employee Stock Purchase Plan, 250,000 shares issuable under the 1999 Stock Option Plan for Non-Employee Directors and 2,856,368 shares issuable under the Amended and Restated 1998 Equity Incentive Plan.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended (the "Securities Act"), based upon the high and low per share prices of the Registrant's common stock as reported on The Nasdaq National Market on October 25, 1999, a date within five business days prior to the date of filing of this Registration Statement.

(3) As set forth in Rule 457(h)(l) of the Securities Act, based on the price at which the options may be exercised. Includes 2,604,492 shares subject to presently outstanding options under the Amended and Restated 1998 Equity Incentive Plan and 75,000 shares subject to presently outstanding options under the Amended and Restated 1998 Director Stock Option Plan, as set forth below.

    Of the 5,460,860 shares being registered hereunder for issuance under the Amended and Restated 1998 Equity Incentive Plan: (i) 629,146 shares are subject to presently outstanding options exercisable at $0.01 per share; (ii) 73,416 shares are subject to presently outstanding options exercisable at $0.06 per share; (iii) 245,500 shares are subject to presently outstanding options exercisable at $0.17 per share; (iv) 36,826 shares are subject to presently outstanding options exercisable at $0.34 per share; (v) 149,188 shares are subject to presently outstanding options exercisable at $0.64 per share; (vi) 153,750 shares are subject to presently outstanding options exercisable at $1.00 per share; (vii) 84,500 shares are subject to presently outstanding options exercisable at $1.02 per share; (viii) 279,250 shares are subject to presently outstanding options exercisable at $1.28 per share; (ix) 720,166 shares are subject to presently outstanding options exercisable at $7.40 per share; and (x) 232,750 shares are subject to presently outstanding options exercisable at $14.00 per share. The remaining 2,856,368 shares are not subject to outstanding awards and are covered in footnote (1) above.

    Of the 75,000 shares being registered hereunder for issuance under the Amended and Restated 1998 Director Stock Option Plan, 50,000 shares are subject to presently outstanding options exercisable at $0.34 per share and 25,000 are subject to presently outstanding options exercisable at $14.00 per share.





                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

            There are incorporated herein by reference (i) the prospectus filed pursuant to Rule 424(b) of the Securities Act relating to the Registration Statement on Form S-1 (Registration No. 333-83501) (the "Form S-1") of NaviSite, Inc. (the "Registrant"), containing audited financial statements for the Registrant's latest fiscal year for which such statements have been filed by the Registrant with the Securities and Exchange Commission, (ii) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the document referred to in (i) above and (iii) the description of the common stock, par value $0.01 per share, of the Registrant contained in the Registrant's registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

            All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.     Description of Securities.

            Not Applicable.

Item 5.     Interests of Named Experts and Counsel.

            Not Applicable.

Item 6.     Indemnification of Directors and Officers.

            The Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

            The Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and
(b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless and only to the extent that the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, unless it is determined that he did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful; provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

            As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

            The Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive and provides that Registrant may enter into agreements with officers and directors providing for indemnification rights and procedures different from those set forth in the Registrant's Restated Certificate of Incorporation.

            Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

            The Registrant has obtained directors' and officers' liability insurance which would insure the directors and officers of the Registrant against damages arising out of certain kinds of claims which might be made against them based upon their negligent acts or omissions while acting in their respective capacities as directors or officers.

Item 7.     Exemption from Registration Claimed.

            Not applicable.

Item 8.     Exhibits.

Exhibit
Number       Description
-------      -----------

  4.1*       Amended and Restated Certificate of Incorporation of the
             Registrant

  4.2*       Amended and Restated By-Laws of the Registrant

  4.3* Specimen Certificate representing shares of Common Stock of the Registrant

  4.4* Series C Convertible Preferred Stock Purchase Agreement dated as of June 3, 1999 by and between NaviSite, Inc. and Dell USA L.P.

  4.5* Series D Convertible Preferred Stock Purchase Agreement dated as of June 3, 1999 by and between NaviSite, Inc. and Microsoft Corporation

  4.6* Form of Investor Rights Agreement by and among NaviSite, Inc. and CMGI, Inc.

  5.1        Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

  23.1       Consent of KPMG LLP

  23.2       Consent of KPMG LLP (Servercast Communications, L.L.C.)

  23.3 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

  24 Power of Attorney (included on the signature page of this Registration Statement)

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*     Incorporated herein by reference to the Registrant's Registration
      Statement on Form S-1, as amended (File No. 333-83501).


Item 9.     Undertakings.

            The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
            Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information set forth in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                 SIGNATURES

            The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Andover, State of Massachusetts, on October 29, 1999.


                                          NAVISITE, INC.


                                          By  /s/ Joel B. Rosen
                                            --------------------------------
                                            Joel B. Rosen
                                            Chief Executive Officer



                               POWER OF ATTORNEY

            KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Joel B. Rosen, Chief Executive Officer, and Kenneth W. Hale, Chief Financial Officer, Treasurer and Secretary, and each of them individually, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 29, 1999.

         Signature                              Title
         ---------                              -----
/s/ Joel B. Rosen                    Chief Executive Officer and Director
----------------------------         (Principal Executive Officer)
Joel B. Rosen


/s/ Kenneth W. Hale                  Chief Financial Officer, Treasurer
----------------------------         and Secretary (Principal Financial
Kenneth W. Hale                      and Accounting Officer)


/s/ Robert B. Eisenberg              President and Director
----------------------------
Robert B. Eisenberg


/s/ David S. Wetherell               Chairman of the Board of Directors
----------------------------
David S. Wetherell


/s/ Craig D. Goldman                 Director
----------------------------
Craig D. Goldman


/s/ Andrew J. Hajducky III           Director
----------------------------
Andrew J. Hajducky III


/s/ Stephen D.R. Moore               Director
----------------------------
Stephen D.R. Moore




                               EXHIBIT INDEX

                               NAVISITE, INC.




Exhibit
Number       Description
-------      -----------

  4.1*       Amended and Restated Certificate of Incorporation of the
             Registrant

  4.2*       Amended and Restated By-Laws of the Registrant

  4.3* Specimen Certificate representing shares of Common Stock of the Registrant

  4.5* Series C Convertible Preferred Stock Purchase Agreement dated as of June 3, 1999 by and between NaviSite, Inc. and Dell USA L.P.

  4.6* Form of Investor Rights Agreement by and among NaviSite, Inc. and CMGI, Inc.

  5.1        Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

  23.1       Consent of KPMG LLP

  23.2       Consent of KPMG LLP (Servercast Communications, L.L.C.)

  23.3 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

  24 Power of Attorney (included on the signature page of this Registration Statement)

---------------
* Incorporated herein by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-83501).